Exhibit 99.2

RETICULATE MICRO, INC.

COMPENSATION COMMITTEE CHARTER

I.	Purpose.

The Compensation Committee (the “Committee”) is established by the Board of Directors (the “Board”) of Reticulate Micro, Inc. (the “Company”) as a committee of the Board. The purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities related to the Company’s compensation structure and compensation, including equity compensation, and other remunerations paid by the Company.

The Committee has overall responsibility for (i) reviewing and approving the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and any other executive officers that serve in executive officer capacities for the Company, (ii) evaluating and making recommendations to the Board regarding the compensation of the directors of the Company; (iii) evaluating and making recommendations to the Board regarding equity-based and incentive-compensation plans, policies and programs that are subject to Board approval; and (iv) the fulfillment of the other responsibilities set out herein.

II.	Membership, Structure and Qualifications.

Membership and Structure. The Committee shall consist of two (2) or more directors. The Committee members shall be elected annually by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, for terms of one (1) year, or until their successors are duly elected and qualified.

Qualifications. All Committee members shall meet all applicable independence requirements of the NYSE American Company Guide (the “NYSE Guide”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). In addition, each member of the Committee shall also satisfy all requirements necessary from time to time to be “non-employee directors” under Rule 16b-3 of the Exchange Act of 1934, as amended. In addition, in affirmatively determining the independence of any director who will serve on the Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.

Chairman. Unless the Chairman of the Committee (the “Chairman”) is elected by the full Board, the Committee members may designate a Chairman consistent with any recommendation of the Nominating and Corporate Governance Committee.

Resignation, Removal, and Replacement. Any director may resign from the Committee at any time upon notice of such resignation to the Company. An independent director who ceases to be independent under the NYSE Guide shall promptly resign to the extent required for the Company to comply with applicable laws, rules, and regulations. The Board shall have the power at any time to remove a member of the Committee with or without cause, to fill all vacancies, and to designate alternate members, upon the recommendation of the Committee, to replace any absent or disqualified members, so long as the Committee shall at all times have at least two (2) members and be composed solely of independent board members.

III.	Meetings and Other Actions.

All meetings of and other actions by the Committee shall be held and taken pursuant to the bylaws of the Company (as may be amended, supplemented, or otherwise modified from time to time, the “Bylaws”), including provisions governing notice of meetings and waiver thereof, the number of Committee members required to take action at meetings and by written consent, and other related matters. The Committee may invite any director who is not a member of the Committee, management, counsel, representatives of service providers or other persons to attend meetings and provide information as the Committee, in its sole discretion, considers appropriate.

Unless otherwise authorized by the Board, the Committee shall not delegate any of its authority to any subcommittee.

IV.	Goals, Responsibilities and Authority.

The following are the general goals, responsibilities and authority of the Committee and are set forth only for its guidance. The Committee, however, may diverge from these responsibilities and/or may assume such other responsibilities as the Board may delegate from time to time and/or as the Committee may deem necessary or appropriate from time to time in performing its functions in accordance with the Bylaws, other governance documents of the Company, and with applicable law (it being understood that the Committee may condition its approval of any compensation on Board ratification to the extent so required to comply with applicable tax law).

Nothing in this Charter shall be interpreted as diminishing or derogating the duties, responsibilities, or obligations of the Board. Subject to the requirements of the Bylaws, the Committee shall have the following responsibilities:

Executive Compensation

1. Review from time to time, modify if necessary, and approve the Company’s corporate goals and objectives relevant to compensation and the Company’s executive compensation structure and compensation range to ensure that it is designed to achieve the objectives of rewarding the Company’s executive officers appropriately for their contributions to corporate growth and profitability.

2. Evaluate the Chief Executive Officer’s performance in light of such goals and objectives and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on this evaluation. The Chief Executive Officer may not be present during voting or deliberations on his or her compensation.

3. Annually review the calculation of the compensation to the Company’s Chief Executive Officer and any and all components thereof.

4. Upon the engagement of and annually thereafter, determine and approve the compensation paid to the Company’s Chief Financial Officer and any other executive officers that serve in executive officer capacities for the Company.

Director Compensation

5. Select peer groups of companies that shall be used for the purpose of determining competitive director compensation packages.

6. Periodically evaluate and make recommendations to the Board concerning the reimbursement of directors’ expenses, if any, for attendance of each meeting of the Board.

7. Periodically evaluate and make recommendations to the Board concerning the total compensation package for directors including, without limitation, the annual retainer fee, the meeting fee, incentives, equity-based compensation, and other benefits paid to directors, taking into account the compensation of directors at selected peer groups of companies. The Committee shall recommend to the Board any adjustments in director compensation that the Committee considers appropriate.

8. Recommend to the Board the terms and awards of any stock compensation for members of the Board.

Long-Term Incentive Plans

9. Approve all long-term incentive awards for the executive officers of the Company and its subsidiaries.

10. Periodically evaluate (and approve any proposed amendments to) the terms and administration of the Company’s and its subsidiaries’ annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with the Company’s and its subsidiaries’ (if any) goals and objectives as to participation in such plans, target annual incentive awards, corporate financial goals, actual awards paid to the executive officers of the Company’s subsidiaries, and total funds reserved for payment under the compensation plans.

11. Determine when it is necessary (based on advice of counsel) or otherwise desirable: (a) to modify, discontinue or supplement any such plans; or (b) to submit such amendment or adoption to a vote of the full Board and/or the Company’s stockholders to the extent required by law.

12. Evaluate and make recommendations to the Board concerning the adoption of any new equity-based and incentive-compensation plan.

13. Oversee the administration of any equity incentive plans of the Company in accordance with their terms, construe all terms, provisions, conditions, and limitations of such plan and make factual determinations required for the administration of such plans. The Committee may amend or terminate such plans at any time, subject to the terms of the plans.

Compensation Advisers

14. In its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel, or other adviser.

15. Have the direct responsibility for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel or other adviser retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, independent or legal counsel that is not independent or any other adviser retained by the Committee.

16. Prior to retaining or obtaining any compensation consultant, independent legal counsel, or other adviser (other than in-house legal counsel), the Committee must conduct an independence assessment of such compensation consultant, legal counsel or other adviser, including the consideration of all relevant factors to that person’s independence from management. Such factors include, but are not limited to, the following: (a) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser; (b) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser; (c) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest; (d) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a Committee member; (e) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and (f) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company. Only after the Committee has considered the preceding independence factors, the Committee may select or receive advice from any compensation advisor they prefer, including those who are not independent. The Committee is not required to conduct any independence assessment if, pursuant to Item 407 of Regulation S-K as promulgated by the SEC (“Regulation S-K”), disclosure of the engagement of such compensation consultant, legal counsel or other adviser is not required.

Other

17. Fulfill any disclosure, reporting or other requirements imposed on or required of the Committee by the SEC, NYSE American or other applicable laws, rules, and regulations, as the forgoing may be amended from time to time.

18. Review organizational and staffing matters with respect to the Company.

19. Prepare the disclosure required by Item 407(e)(5) of Regulation S-K.

20. Grant the right to receive indemnification and right to be paid by the Company the expenses incurred in defending any proceeding in advance to its disposition, to any employees in their capacity as officer, director employee or agent of the Company, any of directors the Company and any of the Company’s and its subsidiaries’ executive officers to the fullest extent of the provisions of the Bylaws.

21. Perform an annual self-evaluation of the Committee’s performance and annually review and reassess the adequacy of and, if appropriate, propose to the Board, any desired changes in, the Committee’s Charter, all to supplement the oversight authority by the Nominating and Corporate Governance Committee with respect to such matters.

22. Perform such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board of the Company and/or the Chairman of the Board, or as designated in plan documents.

23. Make regular reports to the Board and propose any necessary action to the Board. Such reports shall provide information with respect to any delegation of authority by the Committee to the Company and its subsidiaries’ executive officers or to a third party.

The foregoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

V.	Additional Resources.

Subject to the approval of the Board, the Committee shall have the right to use reasonable amounts of time of the Company’s independent accountants, outside lawyers, and other internal staff to assist and advise the Committee in connection with its responsibilities. The Committee shall keep the Company’s Chief Financial Officer informed as to the general range of anticipated expenses for outside consultants.

VI.	Amendments.

Any amendments to this Charter must be approved or ratified by a majority vote of the Company’s Board, including a majority of independent directors.

VII.	Disclosure of Charter.

This Charter will be made available on the Company’s website.

Adopted by the Board of Directors on October 23, 2023.

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